Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION

OF

DUCKWALL-ALCO STORES, INC.

                The undersigned, president and secretary of Duckwall-ALCO Stores, Inc. (originally named The A.L. Duckwall Five and Ten Cent Store Company), file these Amended and Restated Articles of Incorporation, amending and restating the original Articles of Incorporation, as amended, originally filed with the Kansas Secretary of State on June 2, 1915. Said Amended and Restated Articles of Incorporation were proposed by the directors and duly adopted by the stockholders of the corporation in accordance with Kan. Sat. Ann. ss. 17-6605 (1988).

                FIRST. The name of the corporation is:

DUCKWALL-ALCO STORES, INC.

                SECOND. The address of its registered office in the State of Kansas is 401 Cottage Street, in the City of Abilene, County of Dickinson. The name of its registered agent at such address is Charles E. Bogan.

                THIRD. The nature of the business or purposes to be conducted or promoted by the corporation is:

                (a) To operate on a retail basis both discount variety stores and discount department stores, both within and without the State of Kansas, and to operate and conduct all activities which the corporation deems appropriate in support of, or otherwise ancillary to, the operation of such stores, including, without limitation, the buying, selling, exchanging or otherwise dealing generally in any and all classes of goods, wares and merchandise which the company deems to be of a type appropriate to be marketed through its stores; and/or

                (b) To engage in any lawful act or activity for which corporations may be organized under the Kansas General Corporation Code.

                In addition to the powers and privileges conferred upon the corporation by law and those incidental thereto, the corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the corporation.

                FOURTH. The total number of shares of Stock which the corporation shall have authority to issue is Twenty Million (20,000,000) shares of Common Stock, par value one hundredth of one cent (.0001) per share.

                The corporation is prohibited from issuing any nonvoting stock.

                All shares of stock of the corporation shall be nonassessable.

                No holder of any shares of stock of the corporation shall be entitled as such, as a matter of right, to purchase or subscribe for any shares of stock of the corporation of any class, whether now or hereafter authorized and whether issued for cash, property or services or as a dividend or otherwise, or to purchase or subscribe for any obligations, shares of stock of the corporation or carrying or evidencing any right to purchase shares of stock.

                FIFTH. The property, business and affairs of the corporation shall be managed by a board of directors. The names and mailing addresses of the persons who are to serve as the directors of the corporation until the next annual meeting of stockholders or until their successors are elected and qualify are as follows:

Name	Address
Glen Shank	401 Cottage Street Abilene, Kansas

Kenneth Koger	8500 W. 63rd Street Overland Park, Kansas

William Nightengale	3 Forest Street New Canaan, Connecticut

Dennis Mullin	2nd & Osage Manhattan, Kansas 66502

Robert Barcum	501 E. Fifteenth Edmond, Oklahoma 73013

                SIXTH. Elections of directors need not be by ballot unless the bylaws of the corporation so provide.

                SEVENTH. There shall be no cumulative voting with respect to the election of directors.

                EIGHTH. The bylaws of the corporation may from time to time be altered, amended or repealed, or new bylaws may be adopted, in any of the following ways: (i) by the holders of a majority of the outstanding shares of stock of the corporation entitled to vote, or (ii) by a majority of the full board of directors, and any change so made by the stockholders may thereafter be further changed by a majority of the directors; provided, however, that the power of the board of directors to alter, amend or repeal bylaws, or to adopt new bylaws, may be denied as to any bylaws or portion thereof by the stockholders if at the time of enactment the stockholders shall so expressly provide; and provide further, that in no event shall the bylaws be altered, amended or repealed in any manner which would be in derogation of the rights of the stockholders set forth in these articles of incorporation.

                NINTH. The corporation may agree to the terms and conditions upon which any director, officer, employee or agent accepts his office or position and in its bylaws, by contract or in any other manner may agree to indemnify and protect any director, officer, employee or agent of the corporation, or any person who serves at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by the laws of the State of Kansas; provided, however, that the only limitation upon the power granted to the corporation by this paragraph shall be a prohibition against indemnification of any person from or on account of such person’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

                Without limiting the generality of the foregoing provisions of this paragraph EIGHTH, to the fullest extent permitted or authorized by the laws of the State of Kansas, including, without limitation, the provisions of subsection (b) (8) of K.S.A. 17-6002 as now in effect and as it may from time to time hereafter be amended, no director of the corporation shall be personally liable to the corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director.

                TENTH. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them or between this corporation and its stockholders or any class of them, any court of competent jurisdiction within the State of Kansas, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of K.S.A. 17-6901 and amendments thereto or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of K.S.A. 17-6808 and amendments thereto, may order a meeting of the creditors or class of creditors, or of the stockholders or class of stockholders of this

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corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and said reorganization, if sanctioned by the court to which application has been made, shall be binding on all the creditors or class of creditors, or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

                ELEVENTH. Except as may be otherwise provided by statute, the corporation shall be entitled to treat the registered holder of any shares of the corporation as the owner of such shares and of all rights derived from such shares for all purposes, and the corporation shall not be obligated to recognize any equitable or other claim to or interest in such shares or rights on the part of any other person, including, but without limiting the generality of the term “person”, a purchaser, pledgee, assignee or transferee of such shares or rights, unless and until such person becomes the registered holder of such shares. The foregoing shall apply whether or not the corporation shall have either actual or constructive notice of the interest in such person.

                TWELFTH. The books of the corporation may be kept (subject to any provision contained in the statutes of Kansas) outside the State of Kansas at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

                THIRTEENTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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                IN WITNESS WHEREOF, this Amended and Restated Articles of Incorporation has been executed on behalf of the corporation on this 14th day of August, 1991, by its president and attested by its secretary, and each of them does hereby affirm and acknowledge that this Amended and Restated Articles of Incorporation is the act and deed of the corporation.

DUCKWALL-ALCO STORES, INC

		By	/s/ Glen Shank

Glen Shank, President

(CORPORATE SEAL)

ATTEST

/s/ Charles E. Bogan

Charles E. Bogan, Secretary

STATE OF KANSAS	)
)
COUNTY OF DICKINSON	)

                BE IT REMEMBERED, that on this 14th day of August, 1991, before me, the undersigned, a Notary Public in and for the County and State aforesaid, came Glen Shank and Charles E. Bogan, President and Secretary, respectively, of Duckwall-ALCO Stores, Inc., who are personally known to me to be the same persons who executed, as such officers, the foregoing Amended and Restated Articles of Incorporation on behalf of such corporation.

/s/ Sharon A. Meadows

(Signature of notarial officer)

Sharon A. Meadows

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